UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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☑      Definitive Proxy Statement.
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☐      Soliciting Material Pursuant to §240.14a-12.
PROXYMED, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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EXPLANATORY NOTE

This Amendment No. 1 to the Definitive Proxy Statement filed with the SEC on April 29, 2008 is being filed solely for the purpose of adding the following information:

The third paragraph on Page 6 of the Proxy Statement, which describes the biography of the director Samuel R. Schwartz, CPA, has been amended to add the sentence stating that Mr. Schwartz is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Standards at the end of such third paragraph.

No other changes have made to the Definitive Proxy Statement filed on April 29, 2008.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
MANAGEMENT
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OUR BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION
Driving Directions to the Our Santa Ana, California Offices

ProxyMed, Inc.
1854 SHACKLEFORD COURT, SUITE 200
NORCROSS, GEORGIA 30093
(770) 806-9918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2008

Dear Shareholders,

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of ProxyMed, Inc., a Florida corporation, d/b/a MedAvant Healthcare Solutions (“MedAvant,” “we,” or “us”), will be held on Friday, May 30, 2008, at 9:00 a.m., Pacific Daylight Time, at our offices located at 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705. In addition to covering the formal items described below, all of which are set forth more completely in the accompanying Proxy Statement, we will review the major developments of the past year and answer your questions. At our Annual Meeting we will ask you to:

(1) Elect five (5) persons to our Board of Directors to serve until our 2009 Annual Meeting of Shareholders, or until election and qualification of their respective successors;

(2) Ratify our Audit Committee’s selection of UHY LLP as our independent registered public accounting firm for the 2008 fiscal year; and

(3) Transact such other business as may properly come before the Annual Meeting.

Our Board of Directors recommends that you vote IN FAVOR OF each of the nominees set forth in Proposal 1 and IN FAVOR OF Proposal 2 and that you allow our representative to vote the shares represented by your proxy as recommended by our Board of Directors.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on April 29, 2008, as the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Peter E. Fleming, III,
Interim Chief Executive Officer and Director
April 29, 2008
Santa Ana, California

A FORM OF PROXY AND OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 ARE ENCLOSED. YOUR VOTE IS VERY IMPORTANT. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

Proxymed, Inc.
1854 SHACKLEFORD COURT, SUITE 200
NORCROSS, GEORGIA 30093
(770) 806-9918

PROXY STATEMENT
INFORMATION ABOUT OUR 2008 ANNUAL MEETING AND VOTING

General

The enclosed proxy card has been sent to you by the Board of Directors (the “Board”) of ProxyMed, Inc., a Florida corporation, d/b/a MedAvant Healthcare Solutions (“MedAvant,” “we,” or “us”), for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 30, 2008, at 9:00 a.m., Pacific Daylight Time, at our offices located at 1901 E. Alton Ave., Suite 100, Santa Ana, CA 92705. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is on or around May 8, 2008.

Voting Rights, Outstanding Shares and Quorum

The form of proxy provides a space for you to record your vote for each proposal. You are urged to indicate your vote on each matter in the space provided. Any item not voted upon by you will be voted by the persons named in the proxies at the meeting: (i) FOR the election of five (5) persons to our Board as set forth below; (ii) FOR the ratification and approval of UHY LLP as our independent registered public accounting firm for the 2008 fiscal year; and (iii) in their discretion, upon such other business as may properly come before the meeting. Whether or not you plan to attend the meeting, please complete the proxy card, sign, date and return the proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

Only shareholders of record at the close of business on April 29, 2008 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. If you are a holder of record of our common stock at the close of business on the Record Date, you are entitled to one (1) vote for each share of our common stock you hold, and if you are a holder of our Series C 7% Convertible Preferred Stock (“Series C Preferred Stock”) at the close of business on the Record Date, you are entitled to one (1) vote for each share of common stock into which your Series C Preferred Stock is convertible on such date, in each case, for each matter submitted to a vote of our shareholders. As of the Record Date, there were 13,782,915 shares of our common stock, par value $0.001 per share, outstanding, and 2,000 shares of our Series C Preferred Stock, par value $0.01 per share, outstanding, which are convertible into 13,333 shares of our common stock.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting, either present in person or represented by proxy. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The approval of the proposals covered by this Proxy Statement will require an affirmative vote of the holders of a majority of the shares of our outstanding capital stock voting in person or by proxy at the Annual Meeting, with the exception of the election of directors, each of whom is elected by a plurality.

If your broker holds your shares as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are typically proposals considered routine under the rules of the New York Stock Exchange on which a broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Proposals 1 and 2 are considered discretionary items.

All shares of common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares represented by proxy will be voted as recommended by our Board. Abstentions or broker non-votes are counted as shares present in the determination of whether shares of common stock represented at the meeting constitute a quorum. Abstentions and broker non-votes are tabulated separately. Since only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting). As to other matters to be acted upon at the Annual Meeting, abstentions are treated as AGAINST votes, whereas broker non-votes are not counted for the purpose of determining whether the proposal has been approved.

You may vote in one of the following ways:

•	attend the Annual Meeting and vote in person; or

•	complete, sign, date and return the enclosed proxy card.

We will announce preliminary voting results at the Annual Meeting and publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2008.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for voting their shares from their bank, broker or other agent, rather than from our proxy card.

Revocability of Proxies

A SHAREHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY: (I) DELIVERING A WRITTEN NOTICE INDICATING THAT SUCH PROXY HAS BEEN REVOKED TO OUR ASSISTANT SECRETARY AT THE SANTA ANA, CALIFORNIA ADDRESS STATED ABOVE; (II) COMPLETING, EXECUTING, DATING AND DELIVERING A LATER-DATED PROXY; OR (III) ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS YOU REVOKE YOUR PROXY PRIOR TO ITS USE IN ONE OF THE THREE FOREGOING WAYS, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

Solicitation

This proxy solicitation is being made directly by us and the cost of this proxy solicitation will be borne by us. Solicitations of proxies by mail may be supplemented by telephone, telegram, facsimile, personal or electronic solicitation by directors, officers or our regular employees. No additional compensation will be paid to such persons for such activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information to our knowledge or as reported to us regarding the beneficial ownership of our outstanding capital stock as of April 15, 2008 including options and warrants exercisable within sixty (60) days thereof, with respect to (i) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding capital stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission (“SEC”). The calculation of the percentage of outstanding shares is based on 13,782,915 shares outstanding as of April 15, 2008.

		Shares		Percentage
Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Beneficially Owned

Executive Officers and Directors:
Common	Peter E. Fleming, III, Interim Chief Executive Officer and Director	23,958	(3)	*
Common	Edwin M. Cooperman, Director	62,583	(4)	*
Common	Eugene R. Terry, Director	52,333	(5)	*
Common	James B. Hudak, Chairman of the Board	53,867	(6)	*
Common	Samuel R. Schwartz, Director	24,367	(7)	*
Common	Gerard M. Hayden, Chief Financial Officer	40,625	(8)	*
Common	Lonnie W. Hardin, President and Chief Operating Officer	69,560	(9)	*
Common	John G. Lettko, former Chief Executive Officer and Director	377,520	(10)	2.8%
Common	All directors and executive officers as a group (8 persons)	704,813	(11)	5.1%
5% Shareholders:
Common	General Atlantic LLC	3,381,802	(12)	24.5%
Common	Galleon Management, L.P.	2,049,964	(13)	14.9%
Common	Laurus Master Fund, Ltd.	730,384	(14)	5.3%

*	Less than 1%

(1)	The address for each person, unless otherwise noted, is 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093.

(2)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from April 15, 2008, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(3)	Includes 23,958 shares issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 9,000 shares held of record and 53,583 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 52,333 shares issuable upon exercise of stock options exercisable within 60 days.

(6)	Includes 49,200 shares held of record and 4,667 shares issuable upon exercise of stock options exercisable within 60 days.

(7)	Includes 19,700 shares held of record and 4,667 shares issuable upon exercise of stock options exercisable within 60 days.

(8)	Includes 40,625 shares issuable upon exercise of stock options exercisable within 60 days.

(9)	Includes 69,560 shares issuable upon exercise of stock options exercisable within 60 days.

(10)	Includes 77,520 shares held of record and 300,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(11)	Includes 165,420 shares held of record by the officers and directors and their related parties and 549,393 shares issuable upon exercise of stock options exercisable in 60 days.

(12)	Includes the following shares of our common stock held by the following General Atlantic entities: (i) 1,166,184 shares owned by General Atlantic Partners 77, L.P. (“GAP 77”); (ii) 1,741,258 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”); (iii) 236,441 shares owned by GAP Coinvestments Partners II, L.P. (“GAPCO II”); (iv) 63,943 shares owned by GAP Coinvestments III, LLC (“GAPCO III”); (v) 15,930 shares owned by GAP Coinvestments IV, LLC; (vi) 4,782 shares owned by GAPCO Management; and (vi) 153,264 shares owned by GapStar, LLC. General Atlantic LLC (“GA LLC”) is the general partner of GAP 74 and GAP 77 and the sole member of GapStar. The general partners of GAPCO II are Managing Directors of GA LLC. The Managing Members of each of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH (“Management GmbH” and, together with GAP 74, GAP 77, GapStar, GAPCO II, GAPCO III, GAPCO IV, GAPCO KG and GA LLC, the “GA Group”). The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford (Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher J. Lanning, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Andrew C. Pearson, David A. Rosenstein, Franchon M. Smithson, Tom C. Tinsley, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). The GA Managing Directors have the right to control the voting and investment power over the shares of Common Stock held by each member of the GA Group. The GA Group is a “group” within the meaning of Rule 13d-5 of the Exchange Act. The address of the GA Group (other than GAPCO KG and Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany.

(13)	Galleon Management, L.P. has beneficial ownership of 2,049,064 shares through the investment discretion it exercises over its clients’ accounts. One account managed by Galleon Management, L.P., Galleon Healthcare Offshore, Ltd. owns of record more than 10% of ProxyMed’s shares. Raj Rajaratnam, as managing member of Galleon Management, L.L.C., which is the general partner of Galleon Management, L.P., has voting and investment power over the shares. Information is based solely from a Schedule 13G filed with the SEC on August 16, 2007 and subsequent information disclosed by Galleon Management, L.P. The address of Galleon Management, L.P. is c/o The Galleon Group, 590 Madison Avenue, 34th Floor, New York, NY 10022.

(14)	Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC (together with Laurus Master Fund, Ltd.. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd. Information is based solely on a Schedule 13G filed with the SEC on September 6, 2007. The address of Laurus Master Fund Ltd. is c/o Laurus Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, NY 10017

PROPOSAL 1

ELECTION OF DIRECTORS

Description of our Current Board

Our Restated Articles of Incorporation, as amended, provides for one class of directors. Our Bylaws provide that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of our Board, and that the total number of directors may not be less than one (1) nor more than eight (8), with each director holding office until the next annual meeting of shareholders or until a successor is duly elected, or until such director’s resignation. As of the date of this Proxy Statement, our Board has set the number of directors to serve on our Board at eight (8). Directors elected to fill vacancies hold office until our 2009 Annual Meeting of Shareholders or until election and qualification of their respective successors. We currently have five (5) directors and three (3) vacancies on our Board. The term of office of our five (5) current directors expires at this Annual Meeting and the nominees are subject to a vote as proposed below. The current members of our Board are listed in the table below.

Name of Director	Age	Director Since

Peter E. Fleming, III	50	April 2008
Eugene R. Terry	69	August 1995
Edwin M. Cooperman	64	July 2000
Samuel R. Schwartz	58	June 2006
James B. Hudak	60	June 2006

Nominees for Election as Directors

Each of our current five (5) directors were recommended by our Corporate Governance and Nominating Committee and have been nominated by our Board for election as a director at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term expiring at our 2009 Annual Meeting or when his successor has been duly elected and qualified. Our Board has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by our Board. Our Board has accepted the Corporate Governance and Nominating Committee’s recommendation to our Board that the three (3) vacant seats on our Board be held open to allow the Corporate Governance and Nominating Committee additional time to search for and provide input into selection of new independent directors to fill each of the vacancies on our current Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Below are the names of the nominees, their principal occupations during the past five (5) years, other directorships held and certain other information with respect to each nominee for election. The following nominees may be elected by plurality vote:

Peter E. Fleming, III

Mr. Fleming has served as a director since April 2008 and as our interim Chief Executive Officer (“CEO”) since February 2008. He joined us in June 2006, as Executive Vice President and General Counsel. Mr. Fleming previously was counsel to the firm and a member of the litigation group at Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fleming is a former Assistant District Attorney for the City of New York and in private practice has participated in internal investigations and litigation related to a variety of compliance matters. In addition, he has counseled emerging growth companies and members of the private equity community by assisting both groups in their efforts to define, finance and grow their interests. He is admitted to the bars of New York, Connecticut and Pennsylvania, and to the U.S. District Court in the Districts of Connecticut, the Middle District of Florida and the Southern District of New York. He was an editor for the Law and Policy in International Business Journal. He received his bachelor’s degree from the University of Vermont in 1980 and his juris doctor from Georgetown University Law Center in 1985. Mr. Fleming is not “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements because Mr. Fleming is currently employed as our interim CEO.

Edwin M. Cooperman

Mr. Cooperman has served as a director since July 2000. He is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where he was responsible for strategic marketing, the integration of Travelers brands and products, joint and cross marketing efforts and corporate identity strategies, as well as expanding the Travelers Bank Group’s credit card portfolios. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, which comprises Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Previous to that, Mr. Cooperman served at American Express where he became Chairman and Co-Chief Executive of Travel Related Services, North America. Mr. Cooperman is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Eugene R. Terry

Mr. Terry has served as a director since August 1995. Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. From December 2001 through 2003, Mr. Terry was director and interim chairman of Medical Nutrition. In 2001, Mr. Terry was a director on the board of In-Home Health, a home healthcare company acquired by Manor Care, Inc. In 1971, Mr. Terry founded Home Nutritional Support, Inc., referred to as HNSI, one of the first companies established in the home infusion industry. In 1984, HNSI was sold to Healthdyne, Inc., and later to the W.R. Grace Group. From 1975 to 1984, Mr. Terry was also founder and Chief Executive Officer of Paramedical Specialties, Inc., a respiratory and durable medical equipment company, which was also sold to Healthdyne, Inc. Mr. Terry currently is a director of HCM, a prescription auditing firm. Mr. Terry is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Samuel R. Schwartz

Mr. Samuel R. Schwartz, CPA, was appointed as a director in June 2006 and serves as the Chairman of the Audit Committee and a member of the Nominating Committee. He is currently Chief Accounting Officer and Corporate Controller at Teradata Corporation, a publicly traded company and global leader in data warehousing and analytic technologies. Between 1998 and 2007, he served most recently as Senior Vice President, Chief Accounting Officer and Controller at CheckFree Corporation and before that as Vice President, Chief Accounting Officer and Controller at Serologicals Corporation, both formerly public companies before being acquired. Prior to 1998, he spent seven years as CEO of a private manufacturing and distribution company and sixteen years in public accounting with Coopers & Lybrand, L.L.P., the last five years as an audit partner. Mr. Schwartz received his bachelor’s of science degree in industrial management from Georgia Tech and master’s of business administration from Georgia State University. Mr. Schwartz is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

James B. Hudak

Mr. Hudak has served as a director since June 2006, the same month he retired as Chief Executive Officer of Behavioral Solutions, a $1.2 billion business segment of UnitedHealth Group. He was CEO of UnitedHealth Technologies from 1999 to 2003. Prior to UnitedHealth, Mr. Hudak spent 19 years at Accenture, formerly Andersen Consulting, where he rose to the position of global managing partner of the healthcare practice. He earned his bachelor’s degree in economics from Yale University and master’s degree in public policy from the University of Michigan where he chairs the Committee for the Gerald R. Ford School of Public Policy. Mr. Hudak is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE

Board Meetings

During 2007, our Board held twenty (20) meetings. During the 2007 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings our Board held during the period he served on our Board. In addition to attending meetings, directors discharge their obligations by reviewing our reports and correspondence to directors and through participation in telephone conferences and other meetings with our management, key employees and others regarding matters of interest or importance to us. As previously disclosed under the heading “Nominees for Election as Directors,” our Board has determined that the following current directors are independent directors as defined by the Nasdaq Stock Market Listing Requirements: James B. Hudak, Edwin M. Cooperman, Samuel R. Schwartz and Eugene R. Terry.

Board Committees

Our Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Below is a description of each committee. The Audit Committee and the Corporate Governance and Nominating Committee have express authority to engage legal counsel or other experts or consultants, as each deems appropriate to carry out its responsibilities.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act that operates according to a Charter approved by our Board. Our Audit Committee consists of three (3) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements and the definition contained in Rule 10A-3(b)(1)(ii) of the Exchange Act. The three (3) directors are: Samuel R. Schwartz (Chair), Eugene R. Terry and James B. Hudak. Mr. Schwartz is our Audit Committee financial expert. The Audit Committee is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting and reporting policies used by us. The Audit Committee is also responsible for meeting with representatives of our independent registered public accounting firm and with representatives of senior management to review the general scope of our annual audit, matters relating to internal audit control systems and the fee charged by the independent registered public accounting firm. In addition, pursuant to its Charter, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by our independent registered public accounting firm and for recommending the engagement or discharge of our independent registered public accounting firm. The Audit Committee held eight (8) meetings during the 2007 fiscal year. During the 2007 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings of the Audit Committee held during the period he served on the Audit Committee. The Audit Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee consists of two (2) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements. The two (2) directors are: Edwin M. Cooperman (Chairman) and James B. Hudak. The Compensation Committee operates according to a Charter approved by our Board and is responsible for making recommendations to our Board on the annual compensation for all officers, and employees, including salaries, stock options and other consideration, if any. The Compensation Committee is also responsible for granting stock options to be made under our existing plans. The Compensation Committee held six (6) meeting during 2007. During the 2007 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings of the Compensation Committee held during the period he served on the Compensation Committee. The Compensation Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of three (3) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements. The three (3) directors are: Eugene R. Terry (Chairman), Edwin M. Cooperman and Samuel R. Schwartz. The Corporate Governance and Nominating Committee operates according to a Charter approved by our Board, and is responsible for providing assistance to our Board to determine the size, functions and needs of our Board, and the selection of candidates for election to our Board, including identifying, as necessary, new candidates who are qualified to serve as our directors and recommending to our Board, the candidates for election to our Board. In addition, the Corporate Governance and Nominating Committee has the responsibility for overseeing the selection, retention and conduct of our executive officers. Finally, the Corporate Governance and Nominating Committee has overall responsibility for ensuring our appropriate corporate governance. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to our Assistant Secretary and must comply with certain procedural and informational requirements set forth in our Bylaws. Please see “Shareholder Proposals” below. The Corporate Governance and Nominating Committee held two (2) meeting during 2007. During the 2007 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings of the Corporate Governance and Nominating Committee held during the period he served on the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

The process for selecting and evaluating nominees includes the following: (i) the Corporate Governance and Nominating Committee identifies a need to fill a vacancy; (ii) the Chairman of the Corporate Governance and Nominating Committee initiates a search and seeks input from our Board and senior management; (iii) director candidates, including any directors proposed by shareholders in accordance with our Bylaws, are identified and presented to the Corporate Governance and Nominating Committee; (iv) initial interviews of the candidates are conducted by the Corporate Governance and Nominating Committee; (v) the Corporate Governance and Nominating Committee meets to select a final candidate and conduct further interviews as necessary; and (vi) the Corporate Governance and Nominating Committee makes a formal recommendation to our full Board for inclusion in the slate of nominees for directors at the next annual meeting, or appointment by our Board in any interim period. The Corporate Governance and Nominating Committee is responsible for establishing criteria upon which the selection process is based, recognizing that the contribution of each director will depend upon the character and capacities of the directors taken individually and as a whole. In particular, the criteria includes, among others, consideration of prospective nominees who will (i) bring to our Board a variety of experience and background; (ii) form a certain core group of business executives with substantial senior management experience, financial expertise and such other skills that would enhance our Board’s effectiveness; (iii) reflect a diversity of experience, gender, race and age; and (iv) represent the balanced best interests of our shareholders as a whole and the interest of our other stakeholders, including customers, employees and vendors. The Corporate Governance and Nominating Committee will consider nominees proposed by securityholders if such proposals are made in accordance with the SEC rules related to securityholder proposals and our Bylaws. See the section of this Proxy Statement below entitled “Shareholder Proposals.”

Communication with our Board and Director Attendance at Annual Meetings

Directors are expected to fulfill their fiduciary duties to our shareholders, including preparing for and attending meetings of our Board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. Mr. Lettko, our former Chief Executive Officer and a director, was the only director in attendance at the 2007 Annual Meeting of Shareholders.

Shareholders may communicate with our Board by writing to our Board of Directors (or at the shareholder’s option, to a specific director), care of our Assistant Corporate Secretary, at 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705. We will ensure that all communications to our Board or any particular director (properly marked and addressed as set forth above) will be delivered to our Board or a specified director, as the case may be.

Code of Ethics

We have adopted a Code of Business Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Business Ethics is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” Section under the heading “Corporate Governance.” We intend to post amendments to or waivers from our Code of Business Ethics, of the type referred to in Item 5.05 of Form 8-K, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, on our website.

MANAGEMENT

Corporate Officers

As of April 15, 2008, the following persons were officers of our Company:

Name	Age	Position

Peter E. Fleming, III	50	Interim Chief Executive Officer
Gerard M. Hayden, Jr.	53	Executive Vice President, Chief Financial Officer and Treasurer
Lonnie W. Hardin	53	President and Chief Operating Officer
Eric D. Arnson	36	Executive Vice President, Product Management
Adnane Khalil	39	Executive Vice President, Technology
Allison W. Myers	30	Executive Vice President, Human Resources
Teresa D. Stubbs	49	Executive Vice President, Marketing and Corporate Communications

Peter E. Fleming, III

See “ELECTION OF DIRECTORS — Nominees for Election as Directors” for additional biographical information on Mr. Fleming.

Gerard M. Hayden, Jr.

Mr. Hayden joined us in April 2007 as our Chief Financial Officer. Before becoming Chief Financial Officer, Mr. Hayden was an independent consultant from 2005 to 2007. From 2001 to 2005, he was Chief Financial Officer for Private Business, Inc, a NASDAQ traded company offering financial services to small businesses and community banks. Between 1998 and 2001, Mr. Hayden was Executive Vice President and Chief Financial Officer for Covation, an application service provider of financial risk management software to healthcare providers. Mr. Hayden is also a member of the board of directors of HealthStream, Inc. (NASDAQ: HSTM), a company that provides innovative research and learning services to healthcare organizations. He received a bachelor’s degree from the University of Notre Dame in 1976 and a masters of science degree from Northeastern University in 1977.

On April 22, 2008, Mr. Hayden notified us of his resignation as our CFO, which resignation will become effective May 9, 2008. Mark R. Simcoe has been appointed as our interim CFO, effective as of May 9, 2008.

Lonnie W. Hardin

Mr. Hardin joined us in November 1997 in connection with our acquisition of US Health Data Interchange, Inc. Mr. Hardin was promoted to President and Chief Operating Officer on February 28, 2008. From November 2005 to February 2008, he served as Executive Vice President, Operations, and from October 2000 until November 2005, he served as Senior Vice President of Payer Services. From November 1997 to October 2000, Mr. Hardin served as the Senior Vice President of Field Claims Operations. Prior to joining us, Mr. Hardin was employed by US Health Data Interchange, Inc. from 1991 through 1997, during which time he held the positions of Vice President — Sales/Marketing and General Manager. Mr. Hardin is currently on the board of directors for the Electronic Healthcare Network Accreditation Commission (EHNAC) and works on various workgroups with the Workgroup for Electronic Data Interchange (WEDI).

Eric D. Arnson

Mr. Arnson was promoted to Chief Revenue Officer on February 28, 2008 and joined us in December 1998 in conjunction with our acquisition of Key Communications Service, Inc. From August 2005 through February 2008, he served as our Executive Vice President, Product Management and in October 2006 Business Development was added to his responsibilities. Mr. Arnson served as our Vice President and General Manager of Lab Services from January 2003 to August 2005. From 1998 to 2003, Mr. Arnson held a number of positions within MedAvant including Product Manager, Vice President of Corporate Marketing and Vice President of Operations for

Laboratory Services. Mr. Arnson holds a bachelor’s degree in marketing from the Indiana University School of Business.

Adnane Khalil

Mr. Khalil joined us in June 2006 and currently serves as our Executive Vice President of Technology. He came to us from Emdeon Business Services where he served as Director of Corporate Technologies and Product Development for six (6) years. Previous experiences include serving as Senior Manager of Applications, Implementation and Database Administration for Maxim Group, the database architect for pharmacy data warehousing for Kaiser Permanente and leader of ERP implementations worldwide for Dun & Bradstreet Software Services. He is a senior consultant for the U.S. Centers for Disease Control and Prevention. Mr. Khalil received his bachelor’s degree in computer science from the University of West Florida and his master’s degree in management from Brenau University.

Allison W. Myers

Ms. Myers joined us in June 2005 as part of a strategic task force focused on improving the Company and currently serves as our Executive Vice President of Human Resources. Prior to joining us, Ms. Myers served from 2001 to 2005 for Viewpointe Archive Services, a bank consortium providing electronic check processing services to the financial industry. During her tenure at Viewpointe Archive Services, Ms. Myers specialized in facilities management, vendor relationships and organizational management. Ms. Myers received a bachelor’s degree in communications from Texas A&M University in College Station, Texas.

Teresa D. Stubbs

Ms. Stubbs joined us in 2001 as Director of Marketing and currently serves as our Executive Vice President, Marketing and Corporate Communications. Ms. Stubbs has managed all aspects of corporate communications, including brand strategy, website development, advertising and public relations, and corporate, community and customer events. Her expertise includes new product introductions as five (5) new product lines were launched while she was Manager of Communications and Advertising for Heartland Health in St. Joseph, Missouri. She has been involved with corporate rebranding efforts at Heartland Health and Dairyland Healthcare Solutions. Ms. Stubbs is a member of the National Investor Relations Institute. Ms. Stubbs earned a bachelor’s degree in English from Missouri Western State University.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected UHY LLP (“UHY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has requested management to ask for shareholder ratification of such selection at the Annual Meeting. UHY has audited our financial statements for the year ended December 31, 2007. UHY has advised us that the firm does not have any direct or indirect financial interest in us or our subsidiaries, nor has such firm had any such interest in connection with us or our subsidiaries during the past year, other than in its capacity as our independent registered public accounting firm. Representatives of UHY are expected to be at the Annual Meeting to answer any questions and make a statement should they be asked to do so.

Although our Bylaws do not require shareholders to approve our independent registered public accounting firm, the Audit Committee would like our shareholders’ opinion as a matter of good corporate practice. If the shareholders vote against UHY, the Audit Committee will reconsider whether to keep the firm. However, even if the shareholders ratify the selection, the Audit Committee may choose to appoint a different independent accounting firm at any time during the year if it believes that a change would be in our best interests and the best interests of our shareholders.

We require the affirmative vote of the holders of a majority of the outstanding shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting to ratify the selection of UHY. Abstentions will be counted toward the tabulation of votes cast on proposals presented to our shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

Change in Independent Registered Public Accounting Firm

On December 18, 2007, Deloitte & Touche LLP (“Deloitte”) notified us that it had resigned as our independent registered public accounting firm. In connection with the audits of the fiscal year ended December 31, 2006 and the subsequent interim period through the date of Deloitte’s resignation, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with Deloitte’s report; and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. In addition, such financial statements contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than explanatory paragraphs by Deloitte regarding our ability to continue as a going concern.

On January 28, 2008, our Audit Committee engaged UHY as our new independent registered public accounting firm for the fiscal year ended December 31, 2007, which engagement became effective immediately.

Fees Paid to Independent Accountants

The SEC’s Final Rule on Auditor Independence requires that we make the following disclosures regarding the amount of fees billed by our each of our independent registered public accounting firms and the nature of the work for which these fees were billed by each of the independent registered public accounting firms and the nature of the work for which these fees were billed.

The following table sets forth the fees billed to us by Deloitte and UHY for the fiscal years ended December 31, 2007 and 2006:

	Fees Billed for	Fees Billed for
Type of Service	the Year Ended December 31, 2007	the Year Ended December 31, 2006

Audit Fees(1)	$614,192	$1,148,727
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$58,500	$50,242
Total	$677,692	$1,199,269

(1)	Comprised of the audits of our annual financial statements and reviews of our quarterly financial statements, as well as attestation services, comfort letters and consents to the SEC filings. Included in the 2006 amount is approximately $573,892 related to the attestation of our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. For 2007, consists of fees of $328,692 and $344,000 billed by Deloitte and UHY, respectively.

(2)	All other fees were comprised of reviewing the Proxy Statement related to the sale of our NPPN Business, Form S-1 and Form S-8.

Pre-Approval Policies

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our current independent registered public accounting firm, UHY. The policy generally pre-approves specific services in the defined categories of audit services, audit-related services, tax services and permissible non-audit services (which are classified as other services) up to pre-determined amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All fees described in the chart above were pre-approved by our Audit Committee. None of the hours expended on Deloitte’s or UHY’s services described above were attributable to work performed by persons other than Deloitte’s or UHY’s full-time, permanent employees, as the case may be. The Audit Committee considered the non-audit services listed above to be compatible with the determinations of Deloitte’s and UHY’s independence, respectively.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee is composed of three (3) “independent” directors as defined in the listing standards promulgated by Nasdaq, as applicable and as may be modified or supplemented. The Audit Committee held eight (8) meetings during the 2007 fiscal year. Our Board has adopted a written charter for the Audit Committee. The Audit Committee is responsible for reviewing and monitoring, in an oversight capacity, the financial reporting and auditing processes. All members of the Audit Committee share equally the responsibility for the performance of the foregoing functions as further explained below and in the Audit Committee charter.

The Audit Committee provides assistance to our Board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, and internal control functions. The Audit Committee discusses with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. Only the Audit Committee can engage or terminate the engagement of the independent auditors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated audited financial statements for the 2007 fiscal year with our independent registered public accounting firm, with management and with our entire Board, and discussed the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed with the independent registered public accounting firm, all matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from our independent registered public accountants written disclosure and the letter regarding the independence of the independent registered public accountants, as required by Independence Standards Board Standard No. 1 and as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the matter with its independent registered public accountants. The Audit Committee has determined that the independent registered public accounting firm’s non-audit services provided by it to us were consistent and compatible with us and the foregoing guidelines.

The foregoing notwithstanding, management is ultimately responsible for our financial reporting processes, including the preparation of its consolidated financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) and its system of internal audit controls, and our outside independent registered public accounting firm is responsible for the auditing of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB Standards”) and expressing its opinion as to whether the consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with GAAP.

Absent any evidence to the contrary, the Audit Committee has relied, without independent verification, on management’s representations that the consolidated financial statements are complete, free of material misstatement and prepared in accordance with GAAP, and on the opinion and representations made by the auditor in its report on our consolidated financial statements, including its representations that the auditor is “independent” and the audit was performed in accordance with PCAOB Standards. In reliance on the foregoing reviews, discussions and representations, the Audit Committee recommended to our Board (and our Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Samuel R. Schwartz, Chair
Eugene R. Terry
James B. Hudak

1 THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF OURS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers during 2007: (i) John Lettko, our former Chief Executive Officer; (ii) Peter E. Fleming, III, our new Chief Executive Officer who served as our Executive Vice President, General Counsel and Secretary during the 2007 fiscal year; (iii) Gerard M. Hayden, Jr., our Chief Financial Officer; and (iv) Lonnie Hardin, our President and Chief Operations Officer who served as our Executive Vice President of Operations during the 2007 fiscal year. Messrs. Fleming, Hayden and Hardin represent our three (3) most highly-compensated executive officers whose total compensation exceeded $100,000, other than Mr. Lettko, who were serving as executive officers at December 31, 2007. We refer to these executives collectively as our “Named Executive Officers.” The identification of such Named Executive Officers is determined based on the individual’s total compensation for 2007, as reported below in the Summary Compensation Table.

The following table sets forth for our Named Executive Officers: (i) the dollar value of base salary earned during 2007; (ii) the dollar value of cash bonuses earned during the year; (iii) the fair value of stock awards and option awards granted during 2007; (iv) all other compensation (if any); and (v) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

					All Other
Name and		Salary	Bonus	Option Awards(5)	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)

John G. Lettko(1)	2007	$420,000	$138,600	$0	$0	$558,600
Former Chief Executive Officer and Director	2006	$412,154	$138,600	0	0	$550,754
Peter E. Fleming, III(2)	2007	$219,230	$15,000	$0	$0	$234,230
Interim Chief Executive Officer and Director	2006	$96,154	$15,000	$161,958	$0	$273,112
Gerard M. Hayden, Jr.(3)	2007	$120,961	$0	$233,304	$0	$344,265
Executive Vice President, Chief Financial Officer and Treasurer	2006	$—	$—	$—	$—	$—
Lonnie W. Hardin(4)	2007	$225,385	$52,500	$0	$0	$277,885
President and Chief Operating Officer	2006	$210,000	$52,500	$72,325	$0	$334,825

(1)	Effective February 28, 2008, Mr. Lettko resigned as our Chief Executive Officer. During 2007, he was provided no additional compensation for his role as Director.

(2)	Effective February 28, 2008, Mr. Fleming was appointed as our Interim Chief Executive Officer and, effective April 11, 2008, Mr. Fleming was appointed as a Director. During 2007, Mr. Fleming served as our Executive Vice President, General Counsel and Secretary.

(3)	Mr. Hayden was appointed as our Chief Financial Officer in April 2007.

(4)	Effective February 28, 2008, Mr. Hardin was appointed as our President and Chief Operating Officer. During 2007, Mr. Hardin served as our Executive Vice President of Operations.

(5)	The options were valued applying assumptions that are described in footnote 1(n) to the audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2007, as filed April 15, 2008.

Employment Agreements

Mr. Lettko

In May 2005, we entered into an employment agreement with Mr. Lettko. The agreement was for a four-year term and would have automatically extended from year to year thereafter unless either party issued notice of non-renewal ninety (90) days prior to the end of the initial term or any extension. On February 28, 2008, Mr. Lettko resigned as our Chief Executive Officer and Director. In connection with Mr. Lettko’s resignation, effective

February 28, 2008, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Lettko and his employment agreement with us was terminated and is of no further force or effect. The terms of the Separation Agreement supersede the terms of Mr. Lettko’s employment agreement. The Separation Agreement provides that in return for Mr. Lettko’s complete and general release of any and all claims against us, we will: (i) pay Mr. Lettko $210,000, the amount equal to six (6) months of Mr. Lettko’s base salary as of the date of his resignation in equal installments over a six (6) month period in accordance with our standard payroll policies; (ii) pay Mr. Lettko all accrued vacation or paid time off not already taken, which, in the aggregate, equals $55,654.04; and (iii) continue to pay dental and medical benefits for Mr. Lettko for six (6) months after the date of his resignation. In addition, the Separation Agreement provides that the vesting of any and all stock options granted to Mr. Lettko by us ceased as of the effective date of Mr. Lettko’s resignation; provided, however, that Mr. Lettko may exercise all or a portion of such vested stock options for a period of eighteen (18) months following the effective date of Mr. Lettko’s resignation.

Mr. Fleming

On March 22, 2007, we entered into an employment agreement with Peter E. Fleming, III. The agreement is for a three-year term and will expire March 26, 2010 and automatically renews for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such employment agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the employment agreement is terminated earlier in accordance with its terms. Mr. Fleming currently receives an annual base salary of $225,000 and is eligible to receive cash bonuses in amounts equal to 40% of his annual compensation and equity-based incentives at the discretion of the Compensation Committee. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the applicable agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of the executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to the executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of such executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to such executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by such executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.

Mr. Hayden

On May 31, 2007, we entered into an employment agreement with Gerard M. Hayden Jr., which was effective May 29, 2007, and pursuant to which Mr. Hayden serves as our Chief Financial Officer, Executive Vice President, and Treasurer. The agreement is for a three-year term and will expire May 29, 2010 and automatically renews for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the employment agreement is terminated earlier in accordance with its terms. Mr. Hayden currently receives an annual base salary of $170,000 and is eligible to receive cash bonuses and equity-based incentives at the discretion of the Compensation Committee. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the applicable agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of the executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to the executive under any bonus plan which is adopted by the Company’s Compensation Committee or board of directors in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of such executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to such executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by such executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.

Mr. Hardin

On March 29, 2001, we entered into an employment agreement with Lonnie Hardin. The agreement was for a three-year term, automatically extended from year to year thereafter unless terminated by us or by Mr. Hardin by delivery of not less than 30 days’ written notice to the Company. Mr. Hardin currently receives an annual base salary of $230,000. Upon termination due to death or disability, termination by the Company without cause or termination by Mr. Hardin for good reason, Mr. Hardin is entitled to six (6) months of his base salary as of the date of termination; plus (i) a pro rata portion of any accrued vacation and any bonus compensation which would have been paid to him under any bonus plan; plus (ii) the continuation of all benefits including all insurance plans for six (6) months from the date of termination; plus (iii) any unvested options shall be vested as of the date of termination. If, within 90 days prior to a change in control, as defined in Mr. Hardin’s Stock Option Agreement, the employment agreement terminates for any reason, then (i) any unvested options shall vest as of the date of the change in control and shall remain vested and exercisable as specified in the Stock Option Agreement; and (ii) Mr. Hardin will receive the same separation benefits described in the preceding sentence except for the benefits described in subsection (iii). Finally, on March 8, 2005, we entered into a letter agreement with Mr. Hardin, which provides that in the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring, then he will be eligible to receive a retention bonus of $100,000 in one lump sum.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option. No Named Executive Officer exercised options during the 2007 fiscal year.

					Equity
					Incentive
					Plan Awards:
					No. of
	No. of Securities		No. of Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised
	Options (#		Options (#		Unearned	Option Exercise	Option
Name	Exercisable)		Unexercisable)		Options	Price	Expiration Date

Mr. Lettko	258,333		141,667	(1)	—	$6.45	5/10/2015
Mr. Lettko	—		200,000	(2)	—	$6.45	5/10/2015
Mr. Fleming	18,750		31,250	(3)	—	$7.17	6/26/2016
Mr. Hardin	—		14,855	(4)	—	$15.55	9/27/2012
Mr. Hardin	1,434	(5)	—		—	$15.55	9/27/2012
Mr. Hardin	13,333	(5)	—		—	$22.95	7/11/2010
Mr. Hardin	5,233	(5)	—		—	$15.55	9/27/2012
Mr. Hardin	17,983		16,545	(3)	—	$3.55	11/17/2015
Mr. Hardin	10,000		20,000	(3)	—	$5.34	8/16/2016
Mr. Hayden	—		150,000	(3)	—	$2.99	4/2/2017

Notes:

(1)	These options vest ratably over forty-eight (48) months from the date of the initial grant.

(2)	These performance-based options vest in four (4) increments where our share price reaches each of $15, $10, $25, and $30 per share, respectively.

(3)	These options vest twenty-five percent (25%) one (1) year from the date of the initial grant and then ratably over the following thirty-six (36) months.

(4)	These options completely vest on the five (5) year anniversary of the initial grant and are for a ten (10) year term.

(5)	These options vested in one third (1/3) increments on the anniversary date in each of the three (3) years following the date of grant.

Disclosure Regarding Termination And Change In Control Provisions

Messrs. Fleming and Hayden

Each of Mr. Fleming’s and Mr. Hayden’s employment agreements is for a three-year term and automatically extends from year to year thereafter unless either party provides notice to the other party of its intent not to renew such employment agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the employment agreement is terminated earlier in accordance with its terms. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the employment agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. If, within ninety (90) days prior to a change in control, as defined in their respective Stock Option Agreements, these employment agreements terminate for any reason other than for cause by the Company or for no good reason by the Named Executive Officer, then (i) any unvested options shall vest as of the date of change of control and shall remain vested and exercisable as specified in their respective Stock Option Agreements and (ii) the Named Executive Officer shall receive the same separation benefits described above.

Mr. Hardin

Mr. Hardin’s employment agreement provides that, upon termination due to death or disability, termination by the Company without cause or termination by Mr. Hardin for good reason, Mr. Hardin is entitled to six (6) months of his base salary as of the date of termination; plus (i) a pro rata portion of any accrued vacation and any bonus compensation which would have been paid to him under any bonus plan; plus (ii) the continuation of all benefits including all insurance plans for six (6) months from the date of termination; plus (iii) any unvested options shall be vested as of the date of termination. If, within ninety (90) days prior to a change in control, as defined in Mr. Hardin’s Stock Option Agreement, the employment agreement terminates for any reason other than for (i) non-appealable conviction of a felony or of any crime involving fraud or misrepresentation that adversely affects the Company’s reputation in a material way or (ii) excessive use of alcohol or illegal drugs interfering with the performance of his duties and the continuance thereof after written warning, then (i) any unvested options shall vest as of the date of the change in control and shall remain vested and exercisable as specified in the Stock Option Agreement; and (ii) Mr. Hardin will receive the same separation benefits described in the preceding sentence except subsection (iii). Furthermore, a letter agreement we entered into with Mr. Hardin provides that in the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring, then he will be eligible to receive a retention bonus of $100,000 in one lump sum.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of our directors during 2007:

	Fee Earned or	Option
	Paid in Cash	Awards	Total
Name(1)	($)	($)	($)

Samuel R. Schwartz(2)(3)	$45,000	$18,290	$63,290
Edwin M. Cooperman(2)(3)	$28,500	$18,290	$46,790
James B. Hudak(2)(3)	$34,500	$18,290	$52,790
Eugene R. Terry(2)(3)	$41,500	$18,290	$59,790

(1)	Mr. Lettko’s compensation as a director during the 2007 fiscal year has been fully reflected in the Summary Compensation Table as explained therein.

(2)	During 2007, each director received an option to purchase 14,000 shares of our common stock in connection with his service as a director. The options were valued applying assumptions that are described in footnote 1(n) to the audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2007, as filed April 15, 2008.

(3)	The fees earned by each director during the 2007 fiscal year have been deferred and will be paid in cash to each director during the 2008 fiscal year.

Retainer and Meeting Fees

Our directors, other than our employee directors, receive an annual retainer fee of $25,000 as well as $1,000 for each Board meeting whether conducted in person or telephonically, $1,000 for each Committee Meeting which is over two (2) hours whether conducted in person or telephonically and $500 for each Committee Meeting which is under two (2) hours whether conducted in person or telephonically. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at the meetings. In addition, each of our non-employee directors participates in our 2006 Outside Director Stock Option Plan described below.

2006 Outside Director Stock Option Plan

Description of the 2006 Outside Director Stock Option Plan

The purpose of the Company’s 2006 Outside Director Stock Option Plan (the “Director Plan”) is to promote the long-term growth and financial success of MedAvant. The Director Plan is intended to secure for us and our shareholders the benefits of the long-term incentives inherent in increased common stock ownership by members of the Board who are not employees of MedAvant or its subsidiaries. It is intended that the Director Plan will induce and encourage highly experienced and qualified individuals to serve on the Board and assist us in promoting a greater identity of interest between the non-employee directors and our shareholders. The Director Plan was adopted by the Board on April 18, 2006, and was effective as of such date, subject to approval by the shareholders at the 2006 Annual Meeting. Such approval was obtained at the 2006 Annual Meeting.

Administration

The Director Plan will be administered by the Compensation Committee of the Board. Subject to the express provisions of the Director Plan, the Compensation Committee’s determinations and interpretations with respect to the Director Plan or any option granted under the Director Plan shall be final and conclusive.

Awards under the Director Plan; Shares Available

The Director Plan provides for the grant to non-employee directors of options to purchase our common stock. The maximum number of shares of common stock which may be acquired upon the exercise of options granted under the Director Plan is 315,250 subject to adjustment in certain cases described below. If any options granted under the Director Plan terminate, expire or are canceled prior to the delivery of all of the shares issuable thereunder, then such shares shall again be available for the granting of additional options under the Director Plan. Any shares delivered pursuant to the exercise of options granted under the Director Plan may be either authorized and unissued shares of common stock or treasury shares held by us. In addition, if any options granted under the 1995 Director Plan terminate, expire or are canceled prior to the delivery of the shares issuable under such options, then such shares will be added to the number of shares reserved under the Director Plan and shall be available for the granting of additional options under the Director Plan.

Terms of Awards

Under the Director Plan, at each annual shareholders meeting beginning with the Annual Meeting in 2006, each of our non-employee directors will automatically be granted an option to purchase 14,000 shares of our common stock. In addition, at the time of initial election to the Board, a non-employee director will receive an option to purchase 14,000 shares of our common stock. Upon the effective date of the Director Plan, each non-employee director also received a one-time option to purchase 14,000 shares of our common stock, subject to shareholder approval of the Director Plan.

The Compensation Committee may, in its discretion, grant additional options to non-employee directors at such times as the Compensation Committee determines.

All options granted under the Director Plan, whether automatically or in the Compensation Committee’s discretion, are subject to the following terms and conditions:

•	The exercise price per share of common stock subject to the options will be 100% of the fair market value of a share of Common Stock on the date the option is granted.

•	The options will be non-statutory stock options, which do not qualify for special income tax treatment under the Internal Revenue Code.

•	The options will have a term of ten (10) years from the date the option is granted.

•	The options will vest in one-third increments on each of the first three (3) anniversaries of the option grant date. Upon a change of control, all options will become fully vested.

•	If a non-employee director is dismissed from service as a result of the commission of a felony or an act of fraud against us or our affiliates, the director’s options will be forfeited.

•	The exercise price for shares of common stock acquired upon exercise of options may be paid in cash, by delivery of our common stock having a fair market value on the date of exercise equal to the exercise price, or by delivery to us of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to us to pay the exercise price. No shares of common stock will be issued under the Director Plan until full payment therefore has been made.

Except as otherwise provided by the Compensation Committee, options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the non-employee director only by him or her.

Capital Adjustments

In the event of a stock dividend, stock split, reverse stock split or similar re-organization, the aggregate number and type of shares available under the Director Plan and that thereafter may be made subject to options, the number of shares subject to outstanding options and/or the exercise price for shares subject to each outstanding option shall be proportionately adjusted.

Amendment and Termination

The Board may at any time amend or terminate the Director Plan. Termination of the Director Plan shall not affect the rights of non-employee directors with respect to options previously granted to them, and all unexpired options shall continue in force and effect after termination of the Director Plan, except as they may lapse or be terminated by their own terms and conditions. Any amendment to the Director Plan to increase the numbers of shares of common stock reserved for issuance under the Director Plan, or any amendment to an option to decrease the exercise price, will not be effective unless approved by the our shareholders.

Certain Federal Income Tax Consequences

Tax and accounting considerations are not considered for determining forms of compensation.

The grant of a stock option under the Director Plan will create no income tax consequences to the non-employee director or us. A non-employee director who is granted a non-statutory stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock acquired at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the non-employee director.

A subsequent disposition of the common stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the common stock on the date of exercise. This capital gain or loss will be long-term capital gain or loss if the common stock has been held for more than one (1) year from the date of exercise.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Laurus Credit Facility

On December 7, 2005, MedAvant and certain of our wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”), which is a related person because Laurus holds greater than five percent (5%) of our outstanding common stock, to provide up to $20 million in financing to us. The proceeds were used to repay our previous asset-based credit facility.

Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5 million secured term loan (the “Term Loan”) and a $15 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our common stock, par value $0.001 per share (the “Closing Shares”) to Laurus, in exchange for cash equal to 500,000 multiplied by $0.01.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of ours as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements.

On June 21, 2007, we entered into an Omnibus Amendment to the Loan Agreement (the “June Amendment”), to provide an additional $3 million in financing to the Company. In addition to this amount, Laurus was to extend an additional $1.2 million to us in the event that certain conditions were met. In connection with the Amendment, we issued 572,727 shares of our common stock, par value $0.001, to Laurus.

On October 10, 2007, we entered into an Overadvance Side Letter (the “Overadvance Side Letter”) to the Loan Agreement. The Overadvance Side Letter superseded that certain Overadvance Side Letter dated June 21, 2007, by and between us and Laurus (the “Prior Overadvance Side Letter”), and the Prior Overadvance Side Letter is of no further force or effect.

Under the Overadvance Side Letter, Laurus has agreed to fix the available line of credit at $16.5 million in financing to us in the event that certain conditions were met on specified dates related to the Company’s being able to repay all outstanding indebtedness to Laurus on or before December 31, 2007. In addition, Laurus agreed to waive the formula calculation for determining availability as defined in the Loan Agreement through and including December 31, 2007 and that during such period the overadvance would not trigger an event of default under the Loan Agreement.

In consideration for this extension of additional credit and waiver, we agreed to pay Laurus $1.25 million as follows: (i) the first installment of $1.0 million was due and payable to Laurus on October 10, 2007, and (ii) the second installment of $250,000 was due and payable to Laurus on the earlier of (a) an event of default under the Loan Agreement, if any, or (b) December 31, 2007.

On February 11, 2008, we executed a Waiver and Amendment Agreement (the “February Amendment”) to the Loan Agreement.

Pursuant to the February Amendment, the parties have agreed to reduce the maximum available amount under the Loan Agreement from $18.0 million to: (i) for the period commencing on February 7, 2008 through and including February 29, 2008, $5.5 million, (ii) for the period commencing on March 1, 2008 through and including March 15, 2008, $5.7 million, and (iii) for the period commencing on March 16, 2008 through and including April 30, 2008, $6.2 million; provided, however, that in the event a Budget Violation (as defined below) occurs during any such period of time, the maximum amount available under the Loan Agreement shall automatically become $5.2 million for the duration of the term of the loan. We and Laurus acknowledged and agreed that as of February 4, 2008, an aggregate principal amount of $4,059,115.17 was outstanding under the Loan Agreement. In addition, the Loan Agreement was amended such that interest shall accrue on the outstanding principal amount at a rate of 12% per annum calculated based on a 360 day year and payable monthly, in arrears, commencing on March 1, 2008, and on the first business day of each consecutive calendar month thereafter until April 30, 2008 at which time all outstanding principal and accrued but unpaid interest shall become due and payable.

Pursuant to the February Amendment, we are obligated to prepare and deliver to Laurus a cumulative transaction report on a weekly basis during the period from February 29, 2008 through April 30, 2008 setting forth our cumulative transactions and cumulative cash receipts for the applicable period, estimated revenues for the applicable period, and, on the first day of each month, the actual revenues for the prior month. A “Budget Violation” occurs at such time as: (i) the Company’s cumulative transactions and cumulative cash receipts are more than five percent (5%) less than projected targets for such cumulative transactions and cumulative cash receipts as set forth in a mutually agreed upon budget for the applicable period, (ii) the Company’s estimated revenues are more than fifteen percent (15%) less than the projected estimated revenues for the applicable period as set forth in a mutually agreed upon budget for the applicable period, or (iii) the Company’s actual revenues for the applicable prior month are more than five percent (5%) less than the projected target for such actual revenues for such month as set forth in a mutually agreed upon budget for such month.

In addition, pursuant to the February Amendment, Laurus waived its rights under the Loan Agreement with respect to the any existing default under the Loan Agreement, and we released Laurus and certain related parties from any claims we may have against such released parties related to acts or omissions of Laurus or such related parties prior to the date of the February Amendment. Further, (i) in consideration for the partial reduction of the maximum available amount under the Loan Agreement prior to the expiration of the revolving loan term, we paid Laurus a one time fee equal to $472,000, and (ii) pursuant to the terms of the Loan Agreement, we also paid Laurus a one-time term note termination fee of $455,357.

John Lettko Separation Agreement

On February 28, 2008, John Lettko resigned as our Chief Executive Officer (“CEO”) and from our Board, effective on that date. In connection therewith, we and Mr. Lettko entered into that certain Separation Agreement and Release dated February 28, 2008 (the “Separation Agreement”). Effective as of February 28, 2008, in connection with the Separation Agreement, the employment agreement between us and Mr. Lettko, dated May 10, 2005 (the “Lettko Employment Agreement”), was terminated and is of no further force or effect. The Lettko Employment Agreement provided for Mr. Lettko to serve as our CEO and to receive a minimum annual base salary of Four Hundred Thousand Dollars ($400,000).

In connection with Mr. Lettko’s resignation, effective February 28, 2008, we entered into the Separation Agreement with Mr. Lettko and his employment agreement with us was terminated and is of no further force or effect. The terms of the Separation Agreement supersede the terms of Mr. Lettko’s employment agreement. The Separation Agreement provides that in return for Mr. Lettko’s complete and general release of any and all claims against us, we will: (i) pay Mr. Lettko $210,000, the amount equal to six (6) months of Mr. Lettko’s base salary as of the date of his resignation in equal installments over a six (6) month period in accordance with our standard payroll policies; (ii) pay Mr. Lettko all accrued vacation or paid time off not already taken, which, in the aggregate, equals $55,654.04; and (iii) continue to pay dental and medical benefits for Mr. Lettko for six (6) months after the date of his resignation. In addition, the Separation Agreement provides that the vesting of any and all stock options granted to Mr. Lettko by us ceased as of the effective date of Mr. Lettko’s resignation; provided, however, that Mr. Lettko may exercise all or a portion of such vested stock options for a period of eighteen (18) months following the effective date of Mr. Lettko’s resignation.

The Separation Agreement also provides that Mr. Lettko shall not: (i) for a period of one (1) year following the effective date of Mr. Lettko’s resignation, solicit any of our current employees to leave our employ; or (ii) use any of our proprietary information to unlawfully interfere with any of our business relationships, including, without limitation, those with our customers, clients, suppliers, consultants, attorneys, accountants and other agents, whether or not evidenced by written or oral agreements.

Employment Agreements with Peter E. Fleming, III and Gerard M. Hayden, Jr.

See “EXECUTIVE COMPENSATION — Employment Agreements” for information on the employment agreements of Messrs. Fleming and Hayden.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Such reporting persons are required by SEC regulations to furnish us with copies of all such reports they file. Based solely on a review of the copies of such reports we received or written representations from certain reporting persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007 were met in a timely manner by our directors, executive officers and greater than ten percent (10%) beneficial owners, except for the following: (i) Peter E. Fleming, III was late in filing a report on Form 3 and a report on Form 4 for transactions that occurred on June 26, 2006; (ii) Adnane Khalil was late in filing a report on Form 3 for a transaction that occurred on June 19, 2006 and was late in filing reports on Form 4 for transactions that occurred on June 19, 2006 and March 16, 2007, respectively; and (iii) Teresa D. Stubbs was late in filing a report on Form 3 for a transaction that occurred on January 11, 2007.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct your written request to MedAvant, 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705, Attention: Assistant Corporate Secretary. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the Annual Meeting, shares represented by all proxies received by our Board will be voted with respect thereto at the discretion and in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Proposals of Shareholders for the 2009 Annual Meeting

Shareholders may present proposals for inclusion in the proxy materials to be distributed in connection with the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our Bylaws and SEC Rule 14a-8, in order to be properly brought before the 2009 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to our secretary at our principal executive offices not less than 90 nor more than 120 days before our 2009 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions must be received no earlier than January 26, 2009 and no later than February 28, 2009, unless our 2009 Annual Meeting date is more than 30 days before or after May 29, 2009.

If our 2009 Annual Meeting date is advanced or delayed by more than 30 days from the date in 2009 that coincides with this year’s meeting date, then proposals must be received not less than 90 days nor more than 120 days before the 2009 Annual Meeting or the 10th day following the date on which the meeting date is publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and SEC requirements. We will not consider any proposal or nomination that does not meet the bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to ProxyMed, Inc., d/b/a MedAdvant Healthcare Solutions, 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705, Attention: Assistant Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ADDITIONAL INFORMATION

Accompanying this proxy statement is a copy of our annual report, which includes a copy of the Annual Report on Form 10-K. Additional copies of our Annual Report on Form 10-K may be obtained free of charge on written request or at www.medavanthealth.com. Please direct written requests to our offices, 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705, Attention: Assistant Corporate Secretary.

Driving Directions to the Our Santa Ana, California Offices

From John Wayne International Airport:

1. Start toward Airport Way (Southwest)

2. Bear LEFT on Airport Way

3. Turn LEFT on MacArthur Blvd.

4. Turn RIGHT on Red Hill Ave.

5. Turn LEFT on E. Alton Ave.

April 29, 2008
Santa Ana, California

REVOCABLE PROXY
PROXYMED, INC.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR ANNUAL MEETING OF PROXYMED, INC.
SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF
PROXYMED, INC.
          The undersigned hereby appoints James B. Hudak and Peter E. Fleming, III with the power to vote, either one of them, at the Annual Meeting of Shareholders of ProxyMed, Inc. to be held on Friday, May 30, 2008, at 9:00 a.m., Pacific Daylight Time, at our corporate offices located at 1901 E. Alton Ave., Suite 100, Santa Ana, California 92705, or any adjournment thereof, all shares of our Common Stock which the undersigned possesses and with the same effect as if the undersigned was personally present, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the election of all listed nominees; ratification and approval of the appointment of our independent certified registered public accountants for the 2008 fiscal year; and, at their discretion, on any other matter that may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL ITEMS.
1.	ELECTION OF DIRECTORS:

Nominees: Edwin M. Cooperman, James B. Hudak, Samuel R. Schwartz, Peter E. Fleming, III and Eugene R. Terry
☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	RATIFY AND APPROVE THE APPOINTMENT OF UHY LLP AS THE COMPANY’S INDEPENDENT CERTIFIED REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Dated:

Signature

(Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should include their titles.)

Detach above card, sign, date and mail in postage paid envelope provided.